As filed with the Securities and Exchange Commission on September 16, 1998
                                                 SEC Registration No. 333-37797
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                               AMENDMENT NO. (3)
                                      TO
                      FORM S-3 REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933
                         EVERGREEN RESOURCES, INC.

          ------------------------------------------------------
          (Exact Name of Registrant as Specified in its Charter)

                Colorado                             84-0834147
    -------------------------------           ------------------------
     (State of Other Jurisdiction                  (IRS Employer
           of Incorporation)                   Identification Number)

                           1401 17th St., Suite 1200
                            Denver, Colorado  80202
                                 (303) 298-8100

          -------------------------------------------------------
          (Address and Telephone Number of Registrant's Principal
             Executive Offices and Principal Place of Business)
                           1401 17th St., Suite 1200
                            Denver, Colorado  80202
                                 (303) 298-8100
       --------------------------------------------------------------
         (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

John B. Wills, Esq.                     Kevin R. Collins
410 Seventeenth Street, Suite 1940      1401 17th St., Suite 1200
Denver, Colorado  80202                 Denver, CO 80202
(303) 628-0747                          (303) 298-8100 (tel) 303 298-7800 (fax)

          ------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------


     Title of Each         Amount      Proposed Maximum    Proposed Maximum      Amount of
  Class of Securities      to be        Offering Price    Aggregate Offering   Registration
   to be Registered    Registered(1)   Price Per Share         Price(2)             Fee
--------------------------------------------------------------------------------------------
Common Stock              200,000         $18.00 Per          $3,600,000        $1,090.91(3)
$0.01 Stated Value        Shares             Share
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) All securities subject to this Registration Statement are on behalf of selling shareholders (see "Selling Shareholders").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the NASDAQ National Market System on October 10, 1997.
(3)  Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                           EVERGREEN RESOURCES, INC.
                          200,000 Shares Common Stock
                              ($0.01 Stated Value)


     All of the shares of Evergreen Resources, Inc. (the "Company" Common Stock are being registered on behalf of security holders (the "Selling Shareholders"), which are offering for sale 200,000 shares of the Company's Common Stock which are presently outstanding or which underlie existing warrants. The Company will receive up to $1,380,000 from the sale of such shares by the Selling Shareholders upon exercise of the warrants (which have an exercise price of $6.90). The Company will utilize proceeds for general working capital and for capital expenditures associated with the development of the Company's natural gas activities in the Raton Basin. The Selling Shareholders are not restricted in the price or prices at which they may sell their shares and sales of such shares may depress the market price of the Company's Common Stock. (See "Selling Shareholders".)


     This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholders from time to time at prices to be determined at the time of such sales.

     It is anticipated that sales of the 200,000 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholders, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their shares.

     The Company is paying all of the expenses of registering the Common Stock under the Securities Act of 1933, as amended, estimated to be $10,000 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.

     On September 10, 1998, the closing sale price of the Company's Common Stock as reported on the NASDAQ National Market System was $17.25.


     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. (SEE "RISK FACTORS" BEGINNING ON PAGE 5.)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus is September ____, 1998.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, Room 1204, and Jacob K. Javits Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission at http:www.sec.gov. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 'K' Street, Washington, D.C. 20549.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, all of which were previously filed with the Commission, are hereby incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A for the fiscal year ended December 31, 1997.


     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.


     3. The description of the Company's Common Stock that is contained in the Company's Form 8-A filed with the Commission on or about December 21, 1981, including any amendment or report filed for the purpose of updating such description.

     4.   The Company's Form 8-K dated June 8, 1998.


     5. The Company's Form 8-K dated July 16, 1998, as amended by Form 8-K/A (filed on September 3, 1998).


     All documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Evergreen Resources, Inc., 1401 17th St., Suite 1200, Denver, Colorado 80202, (303)298-8100.

                               TABLE OF CONTENTS
                                                                    Page
                                                                    ----
Available Information..........................................      2

Incorporation of Certain Documents by Reference................      2

Prospectus Summary.............................................      4

Risk Factors...................................................      5

Recent Developments............................................     11

Selling Shareholders...........................................     15

Plan of Distribution...........................................     15

Experts........................................................     15

Legal Opinions.................................................     16

                            PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

     Evergreen Resources, Inc. ("Evergreen" or the "Company"), is a Colorado corporation organized on January 14, 1981. Evergreen maintains its principal executive offices at 1401 17th St., Suite 1200, Denver, Colorado 80202, and its telephone number is (303) 298-8100.

     Evergreen is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. The Company's current operations are principally focused on developing and expanding its coalbed methane project located in the Raton Basin in southern Colorado. Evergreen also holds exploration licenses onshore in the United Kingdom, a net 2% interest in a group exploring offshore in the Falkland Islands, and an oil and gas license on approximately 2.4 million acres in northern Chile.

     Evergreen is one of the largest holders of oil and gas leases in the Raton Basin with approximately 200,000 gross acres. In addition, the Company's daily gas sales represent approximately 2/3 of the gas currently sold from the Raton Basin. As of September 10, 1998, the Company had 140 producing gas wells on its Raton Basin. The Company has identified approximately 560 drilling locations on its Raton Basin acreage, of which 150 are presently included in the Company's proved reserve base at December 31, 1997. These 150 proven locations comprise approximately 27% of the Company's total acreage in the Raton Basin. Evergreen intends to spend approximately $80 million over the next three years on the development of the Raton Basin, including drilling approximately 210 wells and expanding and upgrading its gathering and compression facilities. The Company will also be required to spend approximately $4.4 million on its international projects over the next three years. Any further development of its international projects will require substantial additional capital. See "Risk Factors--Substantial Capital Requirements."


     Evergreen Operating Corp., a wholly owned subsidiary, operates approximately 300 oil and gas wells on behalf of the Company and, on a fee basis, for others, coordinating drilling activities and arranging for the production, gathering and sale of the gas and oil from the wells it operates.


THE OFFERING

Securities Offered by Selling Shareholders   200,000 Shares of Common Stock,
                                             $0.01 stated value per share.


Offering Price                               All or part of the Shares offered
                                             hereby may be sold from time to
                                             time in amounts and on terms to be
                                             determined by the Selling
                                             Shareholders at the time of the
                                             sale.

NASDAQ National Market Symbol                EVER

                                RISK FACTORS

     This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and its future results of operations, (iii) market conditions in the oil and gas industry,
(iv) the ability of the Company to make and integrate acquisitions and (v) the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control, including those described below. Actual results could differ materially from these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas gathering, an increase in the cost of production and operations, an inability to meet growth projections, and/or changes in general economic conditions. Actual results could materially differ and could be adversely affected by the information set forth below. In light of these risks and uncertainties, there can be no assurance that actual results will be as projected in the forward-looking statements.


CERTAIN RISKS

    VOLATILITY OF OIL AND GAS PRICES. The Company's revenues, operating results, profitability, future rate of growth and the carrying value of its oil and gas properties are substantially dependent upon prevailing market prices for oil and gas. Historically, the markets for oil and gas have been volatile and in certain periods have been depressed by excess domestic and imported supplies. Such volatility is expected to recur in the future. Various factors beyond the control of the Company will affect prices of oil and gas, including worldwide and domestic supplies of oil and gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil or gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, and weather conditions. In addition to market factors, actions of state and local agencies and the United States and foreign governments affect oil and gas prices. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on the Company's financial condition and results of operations. Such decline could reduce the Company's cash flow and borrowing capacity and both the value and the amount of the Company's gas reserves.


    In order to reduce its exposure to short-term fluctuations in the price of natural gas, the Company enters into hedging arrangements from time to time. The Company's hedging arrangements apply to only a portion of its production and provide only partial price protection against declines in natural gas prices. In addition, the Company's hedging arrangements limit the benefit to the Company of increases in the price of natural gas. The Company enters into contractual obligations that require future physical delivery to attempt to manage price risk with regard to a portion of its natural gas production. As of September 1, 1998, the Company had entered into contracts to sell approximately 33.5 MMcf per day (approximately 90% of current sales) through October 1998 at an average price of $1.93 per Mcf. The Company enters into contractual obligations that require future physical delivery of its natural gas production to attempt to manage price risk with regard to a portion of its natural gas production. The Company identifies minimum internal price targets and, assuming other market conditions are deemed favorable, the Company will enter in hedging contracts to manage price risk. Typically, the Company determines what percentage of its production it will hedge based on how favorable a hedging price it can obtain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Transactions."


    The Company periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. The Company may be required to write down the carrying value of its oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.


    SUBSTANTIAL CAPITAL REQUIREMENTS. The Company's current development plans will require it to make substantial capital expenditures in connection with the exploration and development of its natural gas properties. Also, exploration and development of the Company's international projects is dependent upon the Company securing the necessary capital. Historically, the Company has funded its capital expenditures through a combination of funds generated internally from sales of production or properties, equity contributions, long-term debt financing and short-term financing arrangements. The Company currently does not have any arrangements with respect to, or sources of, additional financing other than the Company's existing $50 million credit facility (the "Credit Facility") and equipment leases. There can be no assurance that any additional financing will be available to the Company on acceptable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas, the Company's success in locating and producing new reserves and the success of its coalbed methane project in the Raton Basin. To the extent that future financing requirements are satisfied through the issuance of equity securities, the Company's existing shareholders may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of the Company's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on the Company's operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under the Credit Facility or any other credit facility, the Company's ability to execute its development plans, replace its reserves or maintain production levels could be materially limited.

    UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the Company's control. Estimates of proved undeveloped comprise a significant portion of the Company's reserves, are by their nature uncertain. The reserve information set forth in this Prospectus represents estimates only. Although the Company believes such estimates to be reasonable, reserve estimates are imprecise and may materially change as additional information becomes available.


    Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.


      Present value of future net revenues ('PV-10'), should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable regulations, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for natural gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incidence of expenses in connection with development and production of oil and natural gas properties. In addition, the 10% discount factor, which is required to be used to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.


    SPECULATIVE NATURE OF OIL AND GAS EXPLORATION. The business of exploring for and, to a lesser extent, of developing oil and gas properties is an inherently speculative activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information with respect to the potential of an oil or gas property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on the Company's investment therein. A variety of factors, both geological and market-related, can cause a well to become uneconomic or marginally economic.


    OPERATING HAZARDS. The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The availability of a ready market for the Company's natural gas production also depends on the proximity of reserves to, and the capacity of, natural gas gathering systems and pipelines. The Company delivers natural gas through gas pipelines that it does not own. Federal and state regulation of natural gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect the Company's ability to produce and market its oil and natural gas. In addition, the Company may be liable for environmental damage caused by previous owners of property purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in losses to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company carries business interruption insurance in varying amounts based upon the estimated time to cause the covered facilities to become operational. The Company may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.


    RISKS OF EXPLORATORY DRILLING. Exploratory drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. The Company's future drilling activities may not be successful. There can be no assurance that the Company's overall drilling success rate or its drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on the Company's results of operations and financial condition. The Company may not have any option or lease rights in potential drilling locations it identifies. Although the Company has identified numerous potential drilling locations, there can be no assurance that they will ever be drilled or that natural gas will be produced from these or any other potential drilling locations.


   DEPENDENCE UPON EXPANSION AND DEVELOPMENT OF THE RATON BASIN. The Company's future success depends upon its ability to find, develop or acquire additional oil and natural gas reserves in the Raton Basin that are economically recoverable. All of the Company's proved reserves are in the Raton Basin and due to development plans the Company's future growth is highly dependent on increasing production and reserves in the Raton Basin. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves. At December 31, 1997, the Company had proved undeveloped reserves of approximately 81 Bcfe, which constituted approximately 36% of the Company's total proved reserves. The Company's current development plan includes increasing its reserve base through continued drilling and development of its existing properties in the Raton Basin. There can be no assurance, however, that the Company's planned development projects in the Raton Basin will result in significant additional reserves or that the Company will have continuing success drilling productive wells at anticipated finding and development costs.


    WATER DISPOSAL. The Company believes that the water produced from the Raton Basin coal seams will continue to be low in total dissolved solids, allowing the Company, operating under permits issuable by the State of Colorado, to discharge the water into well site pits and evaporation ponds. However, if non-potable water is discovered, it may be necessary to install and operate evaporators or to drill disposal wells to reinject the produced water back into the underground rock formations adjacent to the coal seams or to lower sandstone horizons. In the event the Company is unable to obtain permits from the State of Colorado in the future, non-potable water is discovered or if applicable future laws or regulations require water to be disposed of in an alternative manner, the costs to dispose of produced water will increase, which increase could have a material adverse effect on the Company's operations in this area.


    PRIOR OPERATING LOSSES. The Company experienced losses in fiscal 1995 and 1996 and through December 31, 1997, had an accumulated deficit of $4,135,000. The Company had net income of $675,000 for the nine month period ended December 31, 1996 and had net income of $5,064,000 for the year ended December 31, 1997. Although the Company expects its results of operations to continue to improve as additional Raton Basin wells are completed, there can be no assurance that this will occur or that the Company will achieve, or be able to sustain, profitable operations.


    LIMITED PROTECTION FOR TECHNOLOGY; DEPENDENCE ON TECHNOLOGY OWNED BY
OTHERS. The Company employs operating practices that it believes to be of significant value in developing coal bed methane resources. In most cases, patent or other intellectual property protection is unavailable for such technology. The Company's use of independent contractors in most aspects of its drilling and completion operations makes the protection of such technology more difficult. Moreover, the Company relies on certain technological know-how of the independent contractors that it retains in connection with its oil and gas operations. The Company has no long-term agreements with such contractors and there is no assurance that the Company will continue to have access to such know-how.


    DEPENDENCE ON GATHERING AND TRANSPORTATION FACILITIES. Substantially all of the Company's current production consists of natural gas. The marketability of the Company's gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce, gather and transport its natural gas. If market factors were to change materially, the financial impact on the Company could be substantial. The Company is a party to gas transportation contracts that require the Company to transport minimum volumes. If the Company ships smaller volumes, it may be liable for damages proportional to the shortfall. The Company expects to meet its volume obligations with respect to the Raton Basin transportation agreement. While the Company believes that its production in the Raton Basin will be more than adequate to meet volume requirements, unforeseen events, including production problems or substantial decreases in the price for natural gas, could cause the Company to ship less than the required volumes, resulting in losses on the transportation contracts.


    REGULATION. The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Substantial penalties may be assessed for noncompliance with various applicable statutes and regulations, and the overall regulatory burden on the industry increases its cost of doing business and, in turn, decreases its profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.


    RISKS OF INTERNATIONAL OPERATIONS. Evergreen holds exploration licenses onshore in the United Kingdom and in northern Chile, and an interest in a consortium exploring offshore in the Falkland Islands. International operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, limits on allowable levels of production, currency fluctuations, labor disputes and other uncertainties arising out of foreign government sovereignty over the Company's international operations.


    COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Company. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the Company to the government and third parties and may require the Company to incur substantial costs of remediation. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by or from the Company.


    COMPETITION. Major oil companies, independent producers, institutional and individual investors are actively seeking to acquire oil and gas properties throughout the world, as well as the equipment, labor, and materials required to operate such properties. Many of the Company's competitors have financial and technological resources vastly exceeding those available to the Company. Many oil and gas properties are sold in a competitive bidding process in which the Company, if it is making an independent bid, may lack technological information or expertise available to other bidders. There is no assurance that the Company will be successful in acquiring and developing profitable properties in the face of such competition.


    DEPENDANCE ON KEY PERSONNEL. The Company's success has been and will continue to be highly dependent on the continued services of its executive officers, and a limited number of other senior management and technical personnel. Loss of the services of one or more of these individuals could have a material adverse effect on the Company's operations. The Company maintains "key man" insurance on the lives of Mark S. Sexton and Dennis R. Carlton in the amount of $1,000,000 each. The Company does not have employment agreements with any of its executive officers.


    RISKS OF HEDGING TRANSACTIONS. In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company may enter into oil and natural gas price hedging arrangements with respect to a portion of its expected production. These arrangements may include futures contracts on the New York Mercantile Exchange, fixed price delivery contracts and financial collars and swaps. While intended to reduce the effects of the volatility of the price of oil and natural gas, such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Company to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) the counterparties to the Company's future contracts fail to perform the contract, or (iii) a sudden, unexpected event materially impacts oil or natural gas prices.


    NO DIVIDENDS. The Company has never declared or paid any cash dividends to the holders of Common Stock and has no present intention to pay cash dividends to such holders in the foreseeable future.


    CERTAIN ANTI-TAKEOVER MATTERS. The Company's Articles of Incorporation and Bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions, among other things, provide for noncumulative voting in the election of the Board of Directors and impose certain procedural requirements on shareholders of the Company who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. In addition, the Company's Articles of Incorporation authorize the Board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the Rights Plan described below, may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock.


    On July 7, 1997 the Board of Directors adopted a Shareholder Rights Agreement ("Rights Plan"), pursuant to which uncertificated stock purchase rights were distributed to its common shareholders at a rate of one Right for each share of Common Stock held of record as of July 22, 1997. The Rights Plan is designed to enhance the Board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. However, the existence of the Rights Plan may impede a takeover of the Company not supported by the Board of Directors, including a takeover which may be desired by a majority of the Company's shareholders or involving a premium over the prevailing stock price.


SOUTHERN UTE INDIAN TRIBE V. AMOCO PRODUCTION COMPANY LITIGATION. The Company extracts coalbed methane from properties for which it owns or leases oil and gas rights. On July 20, 1998 in SOUTHERN UTE INDIAN TRIBE V. AMOCO PRODUCTION COMPANY ("SOUTHERN UTE V. AMOCO") an en banc panel of the Court of Appeals for the Tenth Circuit upheld a previous circuit court ruling that coalbed methane rights derive from coal rights rather than oil and gas rights under the Coal Lands Acts of 1909 and 1910 (the "Coal Lands Acts"). Under the Coal Lands Acts, the federal government granted title to certain lands to private land holders but reserved coal rights for the federal government. The rights transferred to private parties included oil and gas rights. Federal coal rights were in some cases later transferred to third parties such as the Southern Ute Indian Tribe. Under a 1981 opinion of the Solicitor for the Department of the Interior, coalbed methane was excluded from the definition of coal under the Coal Lands Acts and included under the definition of gas encompassed by oil and gas rights. The Tenth Circuit has now held that coalbed methane rights are actually part of the coal rights reserved for the federal government under the Coal Lands Acts.


     The Company has drilled or acquired 163 coalbed methane gas wells in Las Animas County, 66 of which were drilled on 40 acre drill sites where the (federal) Bureau of Land Management ("BLM") holds coal rights. The Company either owns or leases the oil and gas rights to these lands. Although no adverse claims concerning ownership of coalbed methane on the Company's lands have been asserted, if the holding in SOUTHERN UTE V. AMOCO stands, the BLM may claim to hold the coalbed methane rights to these lands rather than the Company. Thus, the Company may have to negotiate to purchase or lease rights to the coalbed methane from the BLM at some cost to the Company. The additional cost of purchasing or leasing such rights could have a material adverse impact on the Company's financial condition and results of operations.


     The Company is unable to determine at this time what the effect of the SOUTHERN UTE V. AMOCO holding on the Company might be. The Company is not a party to SOUTHERN UTE V. AMOCO, nor are any of the Company's lands subject to that litigation. Any holding in SOUTHERN UTE V. AMOCO will not automatically change property rights to the Company's lands, and additional litigation may be required as as a result of circumstances which may be unique to the Company's lands as compared to the lands at issue in SOUTHERN UTE V. AMOCO. Development of coalbed methane on Company lands has progressed with the full knowledge (and approval) of the BLM. Much of the Company's lands lie within federal units created for the development of coalbed methane on lands covered by the Coal Lands Acts. These federal units were subject to and received the approval of the BLM for coalbed methane development.


     The Company believes that Amoco will appeal the SOUTHERN UTE V. AMOCO ruling to the U.S. Supreme Court. If Amoco is ultimately successful, coalbed methane rights will again be considered part of oil and gas rights and not coal rights to land covered by the Coal Lands Acts, and the Company will not have to negotiate to purchase or lease coalbed methane rights from the BLM. There can be no assurance that Amoco would be successful in obtaining CERTIORARI from the U.S. Supreme Court, or if the U.S. Supreme Court grants CERTIORARI, whether Amoco would prevail. The Company does not intend to change its drilling plans in response to the SOUTHERN UTE V. AMOCO holding.


YEAR 2000

     The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The "Year 2000" problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.


     The Company believes that the Year 2000 problem will not pose material operational problems for the Company and that it is adequately prepared for the Year 2000. The Company's computer software provider has assured the Company that all of the Company's material software is Year 2000 compliant (i.e. will function properly in the year 2000 and beyond). The Company's software provider provides written assurance that its products are Year 2000 compliant on its web site. To the Company's knowledge after investigation no "imbedded technology" (such as microchips in an electronic control system) of the Company poses a material Year 2000 problem.


     Because the Company believes that it has no material internal Year 2000 problems, the Company has not and does not expect to expend a significant amount of funds to address Year 2000 issues. It is Company policy to continue to review its suppliers' Year 2000 compliance and require assurance of Year 2000 compliance from new suppliers; however, such monitoring does not involve a significant cost to the Company.


     In addition to the foregoing, the Company has contacted its major vendors and received either oral or written assurances from its major vendors or viewed assurances contained on vendors' web sites that they have no material Year 2000 problems. The Company believes that its vendors are largely fungible; therefore, in the event a vendor's representations regarding its Year 2000 compliance were untrue for any reason, the Company believes that it could find adequate Year 2000 compliant vendors as substitutes.


     The Company is materially dependant on the Colorado Interstate Gas Company ("CIG") for the delivery of the Company's gas. CIG has provided the Company with oral assurances that a CIG internal task force has examined CIG's Year 2000 compliance and that CIG has no material Year 2000 problem. The Company expects to receive written assurance to this effect from CIG.


     In the event that one or more of the Company's vendors or CIG were to have a material Year 2000 problem, the Company believes that the foreseeable consequence would be a temporary delay in revenue collection caused by an interruption in computerized billing (and not an interruption in the actual flow of the Company's coalbed methane) which would not have a substantial long-term impact on the Company's ability to conduct operations.

                            RECENT DEVELOPMENTS

RATON BASIN

       On July 2, 1998, Evergreen completed the acquisition, effective July 1, 1998, of approximately 100% of the working interest in 27,590 acres in Amoco Production Company's ("Amoco") Cottontail Pass Federal Unit, together with 28 existing well bores, current production of 3.7 million cubic feet ("MMcf") per day and related gathering facilities. Evergreen estimates that 40 billion cubic feet ("Bcf") will be added to the 225 Bcf of proved reserves the Company reported at December 31, 1997. The Company estimates that there are approximately 100 additional drilling locations in the unit.

       The Cottontail Pass Unit is situated between Evergreen's Spanish peaks and Sangre de Cristo Federal Units.

       The acquisition of the Cottontail Pass Federal Unit from Amoco resolves the preferential rights litigation between Evergreen and Amoco.

       The purchase price was approximately $13,100,000 cash, funded by the Company's line of credit with Hibernia National Bank as administrative agent.

       Also on July 2, 1998, Evergreen formed a joint venture with Infinity, Inc. to develop the 17,000 acre Lorencito Property in the Raton Basin with Infinity's gas exploration company (CIS Oil and Gas). Evergreen will initially have a 35% working interest in the properties which are located just south of properties currently being developed by Evergreen. The Company estimates that it will drill approximately 15 wells on the Lorencito property over the next eighteen months.

       On August 7, 1998, Evergreen formed a second joint venture with Infinity to develop the 24,000 acre Long Canyon property. Evergreen will initially have a 25% working interest in the properties.

       Primero Gas Marketing Company will purchase Long Canyon and Lorencito Property gas at the wellhead and will be responsible for all costs to construct, own, and operate all gathering, dehydration, and compression facilities.


FISCAL YEAR

     Effective with the period ended December 31, 1996, the Company elected to begin utilizing a December 31 fiscal year end. Therefore, the period ended December 31, 1996 represents a nine-month short period as compared to the twelve month fiscal years ended March 31, 1996, 1995, and 1994.

RESULTS OF OPERATIONS

       The Company reported net income of $2,731,900 or $0.26 per common share (basic) for the six months ended June 30, 1998, compared to net income of $1,660,200 or $0.18 per common share (basic) for the same period in 1997. The increase in net income during the six months ended June 30, 1998 as compared to the prior year is attributable to higher Raton Basin production volumes and improved natural gas prices.

    The financial information with respect to the three months ended March 31, 1998 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results for such period. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year.

CHILE

     On March 18, 1997 the Government of Chile awarded an oil and gas exploration contract to Evergreen on two 5,000 square kilometer (1.2 million acre) blocks in Northern Chile.

     Evergreen has 75% working interest in the blocks and will serve as Operator. Empresa Nacional del Petroleo (ENAP), the State-owned energy company, holds the remaining 25% working interest. The Chilean government will initially receive a 10% royalty on production up to 10,000 barrels per day.

     Evergreen and ENAP will share the following work commitments proportionately for the periods of time, stated as Exploration Periods for each block as set forth in the table below:


     Period    Term           Work Commitment
     ------    ----           ---------------
        1      1 Year         Geologic mapping, aeromagnetic and gravity surveys
                              (completed)
        2      2 Years        200 km seismic (committed)
        3      2 Years        1 exploratory well
       4-9     1 year each    1 exploratory well


     Under the exploration contract, Evergreen and ENAP will share proportionately the work commitments for the project. Evergreen's estimated financial commitment for years one through three is approximately $1.8 million. The Company expects to fulfill its commitment through cash flow from operations and available borrowings under its $50 million credit facility.


RATON BASIN

     Since December 1991, Evergreen has acquired oil and gas leases covering over 200,000 gross acres in the Raton Basin, Las Animas County in Southeastern Colorado. This acreage position will support over 500 wells on 160 acre spacing. Independent engineering estimates indicate that the wells have average proved reserves of 1.8 Bcf of gas per well.

     Two exploratory wells have been drilled in the Northern portion of the Spanish Peaks Unit, and two exploratory wells have been drilled in the central portion of the Sangre de Cristo Unit. The exploratory wells will test production levels, provide additional geologic control, and also will fulfill Unit obligations.

    Gas sales began in January 1995 and production has improved as new wells have been drilled to a present level of approximately 37 million cubic feet
(MMcf) per day gross. Evergreen's net sales are approximately 32 MMcf per day at present.


    The Company enters into hedging contracts that require future physical delivery to attempt to manage price risk with regard to a portion of its natural gas production. As of September 1, 1998, the Company had entered into contracts to sell approximately 33.5 MMcf per day (90% of its current sales) at $1.93 per Mcf for the period through October 1998. The Company identifies minimum internal price targets and assuming other market conditions are deemed favorable, the Company will enter into hedging contracts to manage price risk.


     Colorado Interstate Gas Company ("CIG") completed a new 115-mile, 16 inch pipeline from Trinidad to Campo, Colorado. Capacity of this new pipeline will initially be approximately 100 million cubic feet per day.

     Evergreen has entered into a long-term firm transportation agreement with CIG to transport its natural gas on the Campo lateral.



UNITED KINGDOM

     Under a new onshore Licensing regime implemented by the UK Department of Trade and Industry (DTI), Evergreen has converted its existing onshore Exploration Licenses to new onshore Licenses, called Petroleum Exploration and Development Licenses. These new Licenses will provide up to a 30 year term with optional periodic relinquishment of portions of the licenses, subject to future development plans. There are no royalties or burdens encumbering the Licenses. Work commitments on the Licenses have been fulfilled through 1997 as a result of Evergreen's prior UK activity.


     The DTI has approved the Company's request to relinquish 259,461 presently licensed acres, which were not considered highly prospective for coalbed methane
(CBM) development. The Company retains 371,018 acres, which were high-graded for CBM and conventional hydrocarbon potential. Evergreen expects that it will be required to spend $1.2 million over the next three years to maintain these licenses. Work commitments for acreage retained will include remote sensing studies, additional seismic studies and the drilling of three wells, one per year beginning in 1999.


     Evergreen is continuing to hold discussions with various funding sources, including potential industry partners, for the purpose of resuming evaluation and development of the Licenses.

FALKLAND ISLANDS

Evergreen has a net 2% working interest in a consortium which has recently been awarded an exploration license for Tranche A in the First Offshore Falkland Islands Licensing Round. Amerada Hess (Falklands Islands) Limited is Operator of the consortium, which includes Fina Exploration Atlantic BV, Murphy South Atlantic Oil Company, Teikoku Oil Co. Ltd., and Argos Evergreen Limited.

Argos Evergreen Limited, a 5% working interest holder in the consortium, is a joint venture company formed in the Falkland Islands and owned 60% by Argos Resources Limited and 40% by Evergreen Resources (UK) Limited, the UK subsidiary of Evergreen Resources Inc.

Argos Resources Limited is a subsidiary of Argos Limited, a Falkland Islands company which owns and operates a fleet of deep sea fishing vessels in the Falkland Islands area.


The license covers 626 square miles and lies approximately 150 miles to the north of the islands in water depths ranging up to 1,575 feet. This area incorporates part of a major unexplored sedimentary basin which has not yet been tested by drilling. It therefore represents a rare opportunity to be involved during the early phase of exploration in an unexplored basin. The Company expects to spend approximately $1.4 million on this project over the next three years.

The first well in the Falklands was spudded on April 27, 1998. The well did not show hydrocarbons in commercial quantities and will be plugged and abandoned.

SHAREHOLDER RIGHTS PLAN

     On July 7, 1997 the Board of Directors adopted a Shareholder Rights Plan ("Rights Plan"), pursuant to which stock purchase rights will be distributed as a dividend to its common stockholders at a rate of one Right for each share of common stock held of record as of July 22, 1997.

     The Rights Plan is designed to enhance the Board's ability to prevent an acquiror from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

     This action is not taken in response to any pending or threatened takeover effort to acquire the Company.

     Under the Rights Plan, the rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of the Company's common stock. Until they become exercisable, the Rights attach to and trade with the Company's common stock.
The Rights will expire July 22, 2007. The Rights may be redeemed by the continuing members of the Board at $.001 per Right prior to the day after a person or group has accumulated 20% or more of the Company's common stock.

     In the event that a person or group acquires 20% of the Company's common stock, the rights would then be modified to represent the right to receive for the exercise price, Company common stock having a value worth twice the exercise price.

     In the event that the Company is involved in a merger or other business combination at any time after a person or group has acquired 20% or more of the Company's common stock, the Rights will be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each Right.

     All Rights held or acquired by a person or group holding 20% or more of the Company's shares are void. The Rights are not triggered by continued stock ownership of the Company's existing 20% shareholders, unless these Shareholders increase their holdings in the Company above 30%.

AMOCO LITIGATION

     On July 1, 1998, the Company entered into an agreement with Amoco to acquire all of its oil and gas interests in the Raton Basin. This agreement resolved all current preferential rights litigation between Evergreen and Amoco. See "Recent Developments -- Raton Basin.

CONVERSION OF PREFERRED STOCK

     Effective November 1, 1997, all outstanding shares of the Company's 8% Convertible Preferred Stock were converted into 905,660 shares of Common Stock.

                              SELLING SHAREHOLDERS


     All of the securities offered hereby are to be offered for the account of the security holders set forth below ("Selling Shareholders").


                                           Shares Registered
                                              Pursuant To
     Name                                  This Offering (1)
     ----                                  -----------------
     Paulson Investment Co., Inc.              151,375
     Chester L.F. Paulson                       15,750
     M. Lorraine Maxwell                         7,875
     Robert O. McDonald                          8,155
     Robert G. Rader                             5,081
     Gregory M. Jones                            1,967
     John E. Adams                               1,000
     Norman Frager                               2,155
     Robert M. Jones                             1,363
     Edward F. Marburger                         1,363
     E. Robin Landry                             1,189
     T. Ray Phillips III                           967
     Donald A. Pape                                967
     Ernest McCollum                               793
                                               -------
              TOTAL                            200,000

--------------
(1) Shares of restricted common stock underlying warrants issued by the Company to Underwriters as compensation.


                           PLAN OF DISTRIBUTION

     The Selling Shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time.

     There are no contractual arrangements between or among any of the Selling Shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholders.

                                   EXPERTS

The financial statements are incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.




                                LEGAL OPINIONS

The legality of the Shares offered hereby has been passed upon for the Company by John B. Wills, Attorney At Law.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be born by the Registrant, are as follows:

     SEC Filing Fee                                          $ 1,090.91
     Printing Expenses                                           500.00*
     Accounting Fees and Expenses                              1,000.00*
     Legal Fees and Expenses                                   6,000.00*
     Miscellaneous                                             1,409.09*
                                                             ----------
          Total                                              $10,000.00*
                                                             ----------
                                                             ----------

-----------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only charter provision, bylaw, contract, arrangement or statute under which any Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          (a)  Section 7-109-102, 103, 104, 105, 106, 107, 108, 109 and 110 of
     the Colorado Business Corporation Act provides that each corporation shall have the following powers:

          "7-109-102.  Authority to Indemnify directors
               (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:
                    (a)  The person conducted himself or herself in good faith;
                         and
                    (b)  The person reasonably believed:
                         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and
                         (II) In all other cases, that his or her conduct was at
                              least not opposed to the corporation's best interests; and
                    (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.
               (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.
               (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

               (4) A corporation may not indemnify a director under this section:
                    (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
                    (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.
               (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          "7-109-103. Mandatory indemnification of directors
                    Unless limited by its articles of incorporation, a
               corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

          "7-109-104.  Advance of expenses to directors
               (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
                    (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;
                    (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and
                    (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.
               (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
               (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

          "7-109-105.  Court-ordered indemnification of directors
               (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:
                    (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.
                    (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

          "7-109-106. Determination and authorization of indemnification of directors
               (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.
               (2) The determinations required by subsection (1) of this section shall be made:
                    (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or
                    (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.
               (3)  If a quorum cannot be obtained as contemplated in paragraph
                    (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:
                    (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or
                    (b)  By the shareholders.
               (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

          "7-109-107. Indemnification of officers, employees, fiduciaries, and agents
               (1)  Unless otherwise provided in the articles of incorporation:
                    (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;
                    (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and
                    (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

          "7-109-108.  Insurance
               A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United
               States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

          "7-109-109.  Limitation of indemnification of directors
               (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

               (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

          "7-109-110.  Notice to shareholders of indemnification of director
               If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting.
               If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholders signs a writing consenting to such action.

          (b) Articles VII and XIII of Registrant's Articles of Incorporation provide as follows:

                                  ARTICLE VII
                    INDEMNIFICATION OF DIRECTORS AND OTHERS

          1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduce was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

          3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2 of this article. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

          5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately as authorized in this article.

          6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

          7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provision of this article.

          8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

                                  ARTICLE XI
                 LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS
                        TO CORPORATIONS AND SHAREHOLDERS


          No director shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director occurring on or after the date on which this Article XI becomes effective; provided, however, that this Article XI shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in Section 7-108-403 of the Colorado Revised Statutes (or any successor provision thereof), or any transaction from which the director or indirectly derived an improper personal benefit.

          No director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Corporation unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation. The protection afforded in this Section 11.2 shall not restrict other common-law protections and rights that a director or officer may have. This Section 11.2 shall not restrict the Corporation's right to eliminate or limit tha personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director as provided in Section 11.1.

     ITEM 16.  EXHIBITS.

          The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     Exhibit No.                             Title
     -----------                             -----
          3.1  Articles of Incorporation: Incorporated by reference to Exhibit
               3.1 of the Company's Registration Statement on Form S-1, Commission File No. 33-273035.

          3.2 Amendment to Articles of Incorporation: Incorporated by reference to Exhibit I to the Company's Current Report on Form 8-K dated December 9, 1994.

          3.3 Amendment to Articles of Incorporation: Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 1, 1998.

          3.4 Bylaws: Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated June 1, 1998.

          4.1  See Exhibits 3.1 through 3.4.

          4.2  Shareholders' Rights Agreement: Incorporated by reference to
               Exhibit 2 of the Company's Current Report on Form 8-K dated July 7, 1997.

     *    5    Opinion of John B. Wills, Attorney at Law, regarding the legality of the securities being registered dated October 10, 1997.

     *   24.1  Consent of John B. Wills, Attorney at Law, dated October 10,
               1997.

         24.2  Consent of BDO Seidman, LLP




     -----------------------------
     * Previously filed


          ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on September 14, 1998.


                                       EVERGREEN RESOURCES, INC.


     Date:   September 14, 1998        By:       /s/ Mark S. Sexton
                                          --------------------------------------
                                           Mark S. Sexton, President and
                                           Chief Executive Officer


     Date:   September 14, 1998        By:       /s/ Kevin R. Collins
                                          --------------------------------------
                                          Kevin R. Collins, Vice President,
                                          Treasurer and Chief Financial Officer,
                                          Principal Accounting Officer
     SIGNATURES

     Date:   September 14, 1998        By:       /s/ Alain Blanchard
                                          --------------------------------------
                                          Alain Blanchard, Director


     Date:   September 14, 1998        By:       /s/ Dennis R. Carlton
                                          --------------------------------------
                                          Dennis R. Carlton, Director


     Date:   September 14, 1998        By:       /s/ Larry D. Estridge
                                          --------------------------------------
                                          Larry D. Estridge, Director


     Date:   September 14, 1998        By:       /s/ John J. Ryan III
                                          --------------------------------------
                                          John J. Ryan III, Director


     Date:   September 14, 1998        By:       /s/ Mark S. Sexton
                                          --------------------------------------
                                          Mark S. Sexton, Director


     Date:   September 14, 1998        By:       /s/ Scott D. Sheffield
                                          --------------------------------------
                                          Scott D. Sheffield, Director